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                                                                     EXHIBIT 5.1


                                    July 16, 2003


Technical Olympic USA, Inc.
4000 Hollywood Boulevard
Suite 500 North
Hollywood, Florida 33021

Ladies and Gentlemen:

      We have acted as counsel to Technical Olympic USA, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-4 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration under the Securities Act of
(i) the proposed exchange by the Company of up to an aggregate of $35,000,000 of the Company's 10-3/8% Senior Subordinated Notes due 2012 (the "New Notes") for up to an aggregate of $35,000,000 of the Company's outstanding 10-3/8% Senior Subordinated Notes due 2012 (the "Old Notes") and (ii) the guarantees (the "Guarantees") of certain subsidiaries of the Company listed in the Registration Statement as guarantors (the "Subsidiary Guarantors") of the New Notes and Old Notes.

      In so acting, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates and other instruments of the Company as in our judgment are necessary or appropriate for purposes of this opinion. In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all copies.

      Based upon the foregoing examination, we are of the opinion that, when executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture dated as of June 25, 2002 between the Company, certain subsidiary guarantors named therein and Wells Fargo Bank, National Association, as Trustee (the "Trustee") and the Supplemental Indentures dated as of July 24, 2002, February 3, 2003 and March 31, 2003, between the Company, the Subsidiary Guarantors and the Trustee, the Registration Rights Agreement, dated as of April 22, 2003, among the Company, the subsidiaries named therein and Citigroup Global Markets Inc. and the Letter of Transmittal and delivered against exchange therefor of the Old Notes pursuant to the exchange offer described in the Registration Statement, the New Notes and the Guarantees will be (i) validly issued and (ii) will constitute valid and binding obligations of the Company, subject to applicable bankruptcy, insolvency, reorganization, receivership, arrangement, fraudulent conveyance, moratorium or other similar laws affecting creditors' rights generally and general principals of equity regardless of whether such enforceability is considered in a proceeding in equity or at law.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                                 Sincerely,

                                                 AKERMAN SENTERFITT

                                                 /s/ AKERMAN SENTERFITT